UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2023

Quantum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13449	94-2665054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway Suite 550 San Jose, CA	95110
(Address of principal executive offices)	(Zip Code)

(408) 944-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	QMCO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2023, Quantum Corporation (the “Company”) announced that effective January 12, 2023, Kenneth P. Gianella has been appointed Chief Financial Officer of the Company. Mr. Gianella will succeed J. Michael Dodson, who will be transitioning out of his current role of Chief Financial Officer effective January 12, 2023, and will serve in a senior advisory role until August 2023 pursuant to the terms of the letter agreement dated as of January 9, 2023 (the “Transition Agreement”). Under the terms of the Transition Agreement, Mr. Dodson will retain his current base salary through the transition period and will be eligible to receive a bonus for 2022 under the Company’s incentive plan.

Mr. Gianella, age 50, most recently served as the Vice President of Investor Relations; Mergers, Divestitures, & Acquisitions; and Environmental, Social & Governance (ESG) Strategy at Itron, Inc. (Nasdaq: ITRI), an energy and water network technology and services company, since July 2018, and as Vice President of Finance and Treasury of Itron’s Networks segment from January 2018 to July 2018. Prior to that, from December 2012 to December 2017, Mr. Gianella held various senior finance positions at Silver Springs Networks, an IoT and smart networks company (acquired by Itron in December 2017), including as interim Chief Financial Officer, Senior Vice President, Finance and Treasurer. Mr. Gianella also held various senior finance roles at Sensity Systems, Inc., a producer of smart LED lights for enabling Smart Cities, and at KLA-Tencor Corporation, a leader in process control, yield management, and computational analytics for the semiconductor industry. Mr. Gianella holds a Master of Business Administration from University of Pittsburgh and a Bachelor of Science in Business Administration, Management and Operations from Duquesne University.

In connection with his appointment as Chief Financial Officer, Mr. Gianella entered into an offer letter (the “Offer Letter”) with the Company setting forth the terms of his employment and compensation. Pursuant to the Offer Letter, Mr. Gianella will receive an annual base salary of $400,000 and will participate in the Company’s annual bonus program with a target bonus equal to 50% of his base salary, with the actual payout to be based on company and individual performance. Mr. Gianella will receive 175,000 restricted stock units (“RSUs”), which will vest in three equal installments on each anniversary of the grant date, subject to his continued employment. In addition, Mr. Gianella will also receive 75,000 performance-based RSUs, which will vest annually in three equal installments, subject to continued employment and achievement of specific performance metrics approved by the Leadership and Compensation Committee (the “Committee”). Mr. Gianella will also be eligible for follow-on grants in the summer of 2023, subject to the Committee’s approval.

Mr. Gianella will also be eligible to participate in the Company’s Change of Control Program and will become a party to the Company’s standard Amended and Restated Change of Control Agreement (the “Change of Control Agreement”), a copy of which is on file with the Securities and Exchange Commission. In addition, if Mr. Gianella (a) experiences an Involuntary Termination, and (b) the termination of his employment occurs outside of a Change of Control Period (each as defined in the Change of Control Agreement), he will be entitled to severance benefits a lump sum in an amount equal to six months of his then-annual base salary and, if he elects continuation coverage under COBRA, up to six months of COBRA benefits.

There are no family relationships between Mr. Gianella and any director or executive officer of the Company, and there are no transactions between Mr. Gianella and the Company that would be required to be reported under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

The foregoing descriptions of the Offer Letter and Transition Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.3 to this Current Report on Form 8-K, and are incorporated herein by reference.

A copy of the Company’s press release announcing the resignation of Mr. Dodson and the appointment of Mr. Gianella is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Other Exhibits.

(d) Exhibits.

Exhibits Number	Description

10.1#	Offer Letter between the Company and Kenneth P. Gianella dated December 15, 2022.

10.2#	Form of Amended and Restated Change of Control Agreement between the Company and each of Registrant’s Executive Officers (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed November 6, 2015).

10.3#	Transition Agreement between the Company and J. Michael Dodson dated January 9, 2023.

99.1	Press Release, dated January 10, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Quantum Corporation
(Registrant)

January 11, 2023	/s/ Brian E. Cabrera
(Date)	Brian E. Cabrera
Senior Vice President, Chief Administrative Officer, and Corporate Secretary